Exhibit 99.1

NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509	NEWS
RELEASE
FOR IMMEDIATE RELEASE

Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS RESOURCES ANNOUNCES RESIZING
COMMON STOCK AND WARRANT OFFERING
Lexington, Kentucky—August 10, 2009—NGAS Resources, Inc. (NASDAQ: NGAS) announced today that it has replaced its previously reported offering of 5.4 million units with a new registered direct public offering of 3.48 million units at the same offering price of $1.90 per unit. The resized offering was conducted by the company and its underwriter to ensure compliance with Nasdaq listing standards. The other terms of the transaction are unchanged from the previously reported offering. The company’s proceeds will be approximately $6.6 million before underwriting discounts and offering expenses. Each unit consists of one share of the company’s common stock and a warrant to buy 0.5 share of common stock, for a total of 1.74 million warrants. The warrants will be exercisable for four years, beginning six months after issuance, at an exercise price of $2.35 per common share. The transaction is expected to close on or about August 13, 2009, subject to customary closing conditions.
BMO Capital Markets Corp. is acting as sole underwriter for this offering.
The units will be issued pursuant to the company’s existing shelf registration statement on Form S-3. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering. No sale of these units may be made in any jurisdiction in which the offer, solicitation or sale would be unlawful under the securities laws of that jurisdiction. The offering of units may be made only by means of a prospectus supplement. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from the United States Securities and Exchange Commission’s website at http://www.sec.gov, or from BMO Capital Markets Corp., Attn: Prospectus Delivery Department, 3 Times Square, New York, New York 10036; Telephone: (212) 702-1969.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian Basin. Additional information, including the company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statements
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.
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